Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-279021), and
(2)
Registration Statement (Form S-8 No. 333-285702), both pertaining to the Viking Holdings Ltd Second Amended and Restated 2018 Equity Incentive Plan and Viking Holdings Ltd 2024 Employee Share Purchase Plan of Viking Holdings Ltd;

of our reports dated March 3, 2026, with respect to the consolidated financial statements of Viking Holdings Ltd and the effectiveness of internal control over financial reporting of Viking Holdings Ltd included in this Annual Report (Form 20-F) of Viking Holdings Ltd for the year ended December 31, 2025.

/s/ Ernst & Young AS

Oslo, Norway

March 3, 2026